Exhibit 10.8

Cascade Acquisition Corp.

1900 Sunset Harbour Dr.

Suite 2102

Miami Beach, Florida 33139

January 30, 2021

Via Electronic Mail

Philip Bulhon, Managing Member

Bulhon Advisors, LLC

Re:	Independent Contractor Agreement

Dear Philip:

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you (“you” or “Consultant”) agree to provide certain services (as described below) to Cascade Acquisition Corp. (the “Company”).

The Company has been incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination (each a “Transaction”) with one or more businesses (each a “Target”) that are in the financial services industry (the “Target Sector”).

1. SERVICES.

1.1 The Company hereby engages you effective January 30, 2021, and you hereby accept such engagement, as an independent contractor, on a non-exclusive basis, to perform such consulting services as requested by the Company from time to time (collectively the “Services”). You will be expected to devote substantially all of your professional time to the Services during this engagement. Nothing herein shall prohibit the Company from engaging other persons or entities to perform the same or similar services.

1.2 Your Services will entail providing the following services to the Company: researching appropriate potential business combination partners for the Company; developing marketing materials and marketing plans, and helping to implement such plans, in the search for a merger partner; supervising and performing due diligence on such business combination partners, and assisting with the negotiation and closing of a business combination transaction in coordination with, and with direction from, the Company’s senior management; developing and implementing marketing plans directed to potential investors in the Company. Additionally, you shall perform any administrative work the Company requires.

1.3 The Company shall not control the manner or means by which you perform the Services, including, but not limited to, the time and place you perform the Services.

Bulhon Advisors, LLC

January 30, 2021

1.4 To the extent you perform any Services on the Company’s premises or using the Company’s equipment, you shall comply with all applicable policies of the Company.

2. TERM/AT-WILL RELATIONSHIP. The term of this Agreement shall commence on January 30, 2021 and end on May 30, 2022, unless terminated earlier in accordance with Section 6 of this Agreement. The period of time during which Company engages you shall be referred to as “Term.”

3. FEES, SHARE GRANT, AND EXPENSES.

3.1 As full compensation for the Services during the Term, on behalf of the Company, or any of its officers, directors, shareholders, or employees, the Company shall pay you a monthly fee of $20,834.00 (Twenty Thousand Eight Hundred Thirty-Four Dollars) per month (the “Fees”), in arrears on the 30th day of the calendar month in which the Services are provided; provided, that the first payment to you, payable as of January 30, 2021, shall be $41,668.00 (Forty One Thousand Six Hundred Sixty Eight Dollars). Subject to the foregoing, if the Services begin after the first day of a calendar month or end before the 30th day of a calendar month, the Fee for that month shall be pro-rated based on the number of days of such calendar month that you have been engaged.

3.1 You agree that, absent a written agreement signed by the Chief Executive Officer or the Chief Financial Officer of the Company, you shall not be entitled to any remuneration of any kind, other than that expressly set forth in this Agreement, for any work or services you perform for, or information you provide to, the Company or any of its agents, during the Term, regardless of whether such work or services fall within this Agreement’s definition of “Services.”

3.2 You acknowledge that you have not been promised, and are not entitled to, a position as an employee, contractor, or director, with the entity that results from any business combination into which the Company enters. You agree that no such promise shall be binding in the absence of a written agreement signed by the Company’s Chief Executive Officer.

3.3 You acknowledge you will receive an IRS Form 1099-MISC from the Company, and that you shall be solely responsible for all federal, state, and local taxes arising from any payments made to you in connection with the Services and for any compensation paid to you. In addition, the intent of the parties hereto is that payments (including settlements) and benefits under this Agreement are exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be exempt from or in compliance therewith. Any payments described in the Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Payments hereunder shall be treated as a series of separate payments for purposes of Section 409A of the Code.

Bulhon Advisors, LLC

January 30, 2021

3.4 The Company shall pay any reasonable travel or other reasonable costs or expenses incurred by you in connection with the performance of the Services. You shall not book any air travel, or incur any single expense in excess of $1,000 or in excess of $5,000 in the aggregate without prior written consent of the Company’s Chief Executive Officer or Chief Financial Officer.

4. RELATIONSHIP OF THE PARTIES.

4.1 You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between you and the Company, for any purpose.

4.2 Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on behalf of you.

5. CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION.

5.1 Confidential Information. During the Term, you may receive confidential and proprietary information relating to the Company’s business (the “Confidential Information”). Confidential Information will not, however, include information which (i) is or becomes publicly available other than as a result of your disclosure in violation of this Agreement, (ii) is or becomes available to you from a third party which, to your actual knowledge is not bound by confidentiality obligations to the Company with respect to such information, (iii) is known to you prior to disclosure by or from the Company or (iv) is or has been independently developed by you without use of any Confidential Information. The Confidential Information may include, but is not limited to, confidential and proprietary information regarding the Company’s business strategies, financial information, internal organization, processes, methods, and know-how, as well as information of third parties as to which the Company has an obligation of confidentiality. You agree that the Confidential Information is the sole, exclusive and valuable property of the Company. You also agree not to use the Confidential Information other than to perform the Services, and not to disclose the Confidential Information, in whole or in part, in any form, to any third party (other than as reasonably necessary to perform the Services hereunder), either during or at any time after the Term. You agree any copies, reproductions or other derivatives of the Confidential Information shall remain the property of the Company and upon the expiration or termination of this Agreement for any reason, you agree to immediately cease using and to, at the Company’s written request, promptly return to the Company all whole and partial copies, reproductions and any other derivatives of the Confidential Information provided to you or otherwise in your possession or under your control and to destroy any and all copies thereof. This Section 5.1 shall survive for a period of two years following the expiration or termination of this Agreement for any reason; following such period, the obligations set forth in this Section 5.1 shall terminate.

Bulhon Advisors, LLC

January 30, 2021

5.2 Non-Competition. During the Term, and for a period of twelve (12) months from the date of termination of your engagement for any reason, or the date the Company consummates a Transaction or the time for the Company to do so expires, whichever date is later, Philip Bulhon shall not, anywhere within the United States, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own, manage, finance, operate, control or otherwise engage or participate in any manner or fashion in a special purpose acquisition company (other than the Company), or blank check company (a) seeking to effect any merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with, or other substantial strategic investment into, any one or more businesses that have a focus on any one or more of the Target Sector; or (ii) with a stated intention of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with, or other substantial strategic investment into, any one or more businesses that have a focus on any one or more of the Target Sector, unless given explicit written authorization to do so by the Company’s Chief Executive Officer or Chief Financial Officer.

5.3 Non-Circumvention. During the Term and for a period of twelve (12) months from the date of termination of your engagement for any reason, Philip Bulhon shall not solicit on behalf of any other entity, any Target with which officers or directors of the Company met (in person or by videoconference or teleconference) for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with, or other substantial strategic investment into such Target with any entity other than the Company, unless given explicit written authorization to do so by the Company’s Chief Executive Officer or Chief Financial Officer.

1.1 Work Made for Hire; Assignment. You acknowledge that to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, you hereby irrevocably assign to the Company, for no additional consideration, your entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement. For purposes of this Agreement, “Work Product” includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information. For purposes of this Agreement, “Intellectual Property Rights” means the ownership of, or right to use or exploit, any trade secret, patent, copyright, or trademark of the Company.

Bulhon Advisors, LLC

January 30, 2021

6. TERMINATION.

6.1 You or the Company may terminate this Agreement at will with 30 days’ written notice. This Agreement is “at-will,” meaning that either party may terminate the engagement for any reason, or no reason.

6.2 The Company may terminate the engagement immediately for Cause for the reasons set forth in Section 6.3(a)-(e) and upon the expiration of the 14-day cure period for the Cause reason set forth in Section 6.3(f).

6.3 For purposes of this Agreement, “Cause” shall mean:

a)	a breach or threatened breach by you of Section 5;

b)	your willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental illness);

c)	your willful failure to comply with any valid and legal directive of the Company;

d)	your willful engagement in dishonesty, illegal conduct, or gross misconduct that is injurious to the Company;

e)	your indictment of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes embezzlement, misappropriation, or fraud, or a misdemeanor involving moral turpitude;

f)	a material breach by you of any other provision of this Agreement which breach is not cured within fourteen (14) days of receipt of written notice from the Company.

6.4 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall, within five calendar days, after such termination:

(a)	deliver to the Company all work product and all hardware, software, or other materials provided for your use by the Company, if requested by the Company to do so;

(b)	deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information, if requested by the Company to do so;

Bulhon Advisors, LLC

January 30, 2021

(c)	permanently erase all of the Confidential Information from your computers and electronic devices; and

(d)	certify in writing to the Company that you have complied with the requirements of this clause, if requested by the Company to do so.

7. OTHER BUSINESS ACTIVITIES. You and the Company agree that, except as otherwise stated in this Agreement, you may be engaged or employed in any other business, trade, profession, or other activity which does not materially impair your ability to provide the Services or place you in a conflict of interest with the Company.

8. INDEMNIFICATION. The Company shall indemnify, out of the assets of the Company only (including cash and the proceeds from liability insurance, if any), and hold you harmless, to the fullest extent permitted by applicable law, from and in respect of all (a) reasonable fees, judgments, fines, costs, and expenses (including reasonable attorneys’ fees) as they are incurred in connection with, relating to or resulting from any claim, demand, action, suit or proceeding, and any appeal therefrom, relating to this Agreement, the Services, or the activities of the Company, its properties, business, or affairs, including without limitation, consummating an initial business combination on behalf of the Company or any other activities relating to your responsibilities to the Company and (b) losses or damages resulting from such claims, demands, actions, suits or proceedings, and any appeal therefrom, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, demand, action, suit or proceeding, and any appeal therefrom,; provided, however, that this indemnity shall not extend to you if you acted with willful misconduct or gross negligence, or with respect to any criminal action or proceeding where your conduct was unlawful.

9. WAIVER OF TRUST. You acknowledge that (a) you have read the prospectus of the Company and understand that the Company has established the Trust Account referred to in the prospectus, for the benefit of the Public Stockholders and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Company may disburse monies from the Trust Account only (i) to the Public Stockholders in the event they elect to redeem shares of Common Stock contained in the Public Securities in connection with the consummation of a Business Combination, (ii) to the Public Stockholders if the Company fails to consummate a Business Combination within the time period set forth in the Charter Documents, or (iii) to the Company after or concurrently with the consummation of a business combination. You agree that you do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (“Claim”) and waive any Claim you may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company or the Company and will not seek recourse against the Trust Account for any reason whatsoever.

10. ASSIGNMENT. Neither party shall assign any rights, or delegate or subcontract any obligations, under this Agreement without the other party’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

Bulhon Advisors, LLC

January 30, 2021

11. MISCELLANEOUS.

11.1 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

11.2 This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The provisions of this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights to any third party (including any third party beneficiary rights).

11.3 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

11.4 This Agreement and all related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of New York (including its statutes of limitations), without giving effect to principles of conflicts of laws. With respect to any disputes concerning this agreement or your engagement, the parties consent to the exclusive jurisdiction of the state and federal courts with jurisdiction over New York County, New York. The parties waive any right to a trial by jury with respect to such disputes.

11.5 The invalidity, illegality, or unenforceability of any term of this Agreement shall not affect any other term of this Agreement.

11.6 This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.7 Sections 5, 8, 9, 10, and 11 shall survive the termination of this Agreement.

11.8 By your signature below, you agree that you are personally bound by this Agreement.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Bulhon Advisors, LLC

January 30, 2021

Very truly yours,

Cascade Acquisition Corp.

By:	/s/ Dan Hirsch
Dan Hirsch, Chief Financial Officer

ACCEPTED AND AGREED:

Bulhon Advisors, LLC

BY:	/s/ Philip Bulhon
Philip Bulhon, Managing Member

Dated: January 30, 2021